Exhibit 99.1

USA Truck Announces Resignation from Board of Directors

Van Buren, AR – May 20, 2015 – USA Truck, Inc. (NASDAQ:USAK), a leading capacity solutions provider headquartered in Van Buren, AR, today announced that Vadim Perelman has resigned from the Company’s board of directors, effective today.

Mr. Perelman’s resignation was delivered in accordance with the terms of the 2015 Cooperation Agreement between USA Truck and Baker Street Capital Management, LLC.  The agreement provided that if shares beneficially owned by Baker Street fell below 10% of the outstanding shares of the Company as a result of a secondary offering of Baker Street’s shares conducted in accordance with the agreement, Mr. Perelman would tender his resignation from the board of directors.

Mr. Perelman, a managing member of Baker Street, served as a director of USA Truck since May 2014.

About USA Truck
USA Truck is a capacity solutions provider of transportation and logistics services that include truckload, dedicated contract carriage, intermodal and brokerage spot market throughout the continental United States, Mexico and Canada.

This press release and related information will be available to interested parties at our web site, www.usa-truck.com, under the "News Releases" tab of the "Investors" menu.

Company Contact
Michael Borrows, EVP & CFO
USA Truck, Inc.
(479) 471-3523
Michael.Borrows@usa-truck.com

Investor Relations Contact
Harriet Fried / Jody Burfening
LHA
(212) 838-3777
hfried@lhai.com

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